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                                                                  EXHIBIT 15.A


          DATED 30 NOVEMBER, 2002 WITH EFFECT FROM 29 NOVEMBER, 2002


                                   BANITA S.A.
                                  AS GUARANTOR


                             TRIEF CORPORATION S.A.


                           ---------------------------

                                    GUARANTEE

                           ---------------------------


                                SLAUGHTER AND MAY
                                 ONE BUNHILL ROW
                                 LONDON EC1Y 8YY

                                    PWHB/RDXL

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                                    CONTENTS

CLAUSE                                                              PAGE
1.   INTERPRETATION                                                    1

2.   GUARANTEE                                                         2

3.   REPRESENTATIONS                                                   3

4.   DEMERGER                                                          4

5.   PRESERVATION OF BENEFICIARY'S RIGHTS                              4

6.   PAYMENTS                                                          5

7.   NOTICES                                                           5

8.   ASSIGNMENT                                                        7

9.   MISCELLANEOUS                                                     7

10.  COUNTERPARTS                                                      8

11.  GOVERNING LAW                                                     8

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THIS DEED OF GUARANTEE dated 30 November, 2002 with effect from 29 November,
2002 and made between:

1. BANITA S.A. a company limited by shares (SOCIETE ANONYME) incorporated under Luxembourg laws with its registered office at L-1724 Luxembourg, 33 boulevard du Prince Henri (the "GUARANTOR");

2. TRIEF CORPORATION S.A., a company registered under the Trade and Commercial Registry of the City of Luxembourg under Section B, number 60 152 with its registered office at L-1050 Dommeldange, 50 rue de Beggen, Luxembourg ("the BENEFICIARY").

BACKGROUND

(A) The Beneficiary has on the date hereof entered into the Call Option Agreements (defined below) with Beheer - en Beleggingsmaatschappij Tewina B.V. ("TEWINA").

(B) The Guarantor has agreed to guarantee the obligations of Tewina under the Call Option Agreements on the terms and subject to the conditions of this deed.

The parties agree by way of deed as follows:

1.     INTERPRETATION

In this Agreement:

1.1 Unless a contrary intention is indicated, definitions used in the Call Option Agreements will also apply to this Guarantee.

1.2    The following expressions bear the following meanings:

       "CALL OPTION AGREEMENTS" means the Call Option Agreements dated with effect from 29 November, 2002 and made between the Beneficiary and Tewina;

       "DEED OF PLEDGE" means a notarial deed of pledge (Dutch law) between the Guarantor and the Beneficiary dated on or about the date hereof in relation to certain Shares;

       "TAX" includes any form of taxation, levy, duty, charge, contribution or impost of whatever nature (including any applicable fine, penalty, surcharge or interest) imposed by a Tax Authority;

       "TAX AUTHORITY" means any local, municipal, governmental, state, federal or other fiscal, revenue, customs and/or excise authority, body or official anywhere in the world competent to impose Tax.

1.3 The singular includes the plural and vice versa, the masculine gender includes the feminine, and reference to natural persons include bodies corporate. Reference to clauses and sub-clauses are to clauses and sub-clauses of this Agreement, and the headings are for convenience only.

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                                        2

1.4 A reference to any agreement, document, statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted.

2.     GUARANTEE

2.1 GUARANTEE: The Guarantor guarantees the due and punctual performance of all obligations of Tewina under the Call Option Agreements and any obligations of Tewina for the payment of a sum of money arising on failure to perform its obligations under the Call Option Agreements or which arise on disclaimer of such obligations (the "GUARANTEED OBLIGATIONS"). This guarantee is unconditional and irrevocable.

2.2 AGREEMENT TO PERFORM: The Guarantor agrees to perform on demand from time to time each of the Guaranteed Obligations. The demand may be made at any time on or after the due date for performance of each of the Guaranteed Obligations.

2.3 DAMAGES: In addition, if for any reason the Guaranteed Obligations are or become defective, void, unenforceable or not otherwise binding on any ground or for any reason then the Guarantor undertakes to pay on demand from time to time an amount in damages equal to the losses and expenses suffered by the Beneficiary due to the Guaranteed Obligations being or becoming defective, void, unenforceable or not otherwise binding.

2.4 CONTINUING GUARANTEE: This guarantee is a continuing guarantee. No payment or other settlement will discharge the Guarantor's obligations until the Guaranteed Obligations have been discharged in full. The Guarantor shall have no right to discontinue until the Guaranteed Obligations are satisfied in full.

2.5 PRESERVATION OF RIGHTS: This guarantee will only be discharged by the receipt of performance of each Guaranteed Obligation in full. It will not be discharged by any other action, omission or fact. The Guarantor's obligations will, therefore, not be affected by among other things:

       (A) The Guaranteed Obligations or the rights or security of the Beneficiary being or becoming void, invalid, illegal or unenforceable.

       (B)    Any change, waiver or release of Tewina's obligations.

       (C) Any concession, time or indulgence being given to Tewina or any other person.

       (D) The insolvency, incapacity, winding-up or re-organisation of Tewina.

       (E) Any change in the condition, nature or status of Tewina, the Guarantor or Trief or any statutory or other compromise or arrangement with creditors affecting Tewina.

       (F) Any of the above events occurring in relation to another guarantor or provider of security or in relation to its obligations.

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                                        3

       (G) Any circumstances affecting or preventing recovery of amounts expressed to be due by Tewina or which might operate to release or reduce the Guarantor's liability under this deed.

2.6 OTHER DEFENCES: The Guarantor's liability under Clause 2 shall not be affected by anything which would not have released or reduced such liability had the liability been as a principal debtor instead of as a guarantor.

2.7    COVENANTS OF THE GUARANTOR: The Guarantor agrees as follows:

       The Guarantor will not:

       (A) take the benefit of any right against Tewina or any other person in respect of amounts paid under this Guarantee; or

       (B) claim or exercise against Tewina any right to any payment (whether or not in connection with the Call Option Agreements).

       The obligations in this sub-clause will cease to have effect when there are no amounts outstanding under the Call Option Agreements or under this deed.

3.     REPRESENTATIONS

3.1 INITIAL REPRESENTATIONS: The Guarantor confirms that each of the following is true:

       (A) NATURE OF GUARANTOR: The Guarantor is a company duly incorporated and validly existing under the laws of Luxembourg.

       (B) POWERS OF GUARANTOR: The Guarantor has power to sign and deliver this Guarantee and to exercise its right and perform its obligations under this Guarantee and neither this Guarantee nor its performance will infringe any law or obligation binding on it.

       (C) AUTHORISATIONS: The signature and delivery of this Guarantee on behalf of the Guarantor and the exercise of the Guarantor's rights and the performance of its obligations under this Guarantee have been duly authorised.

       (D) BINDING OBLIGATIONS: This Guarantee has been duly signed and delivered by the Guarantor. The obligations of the Guarantor described in this Guarantee are legal, valid and binding obligations of the Guarantor in accordance with their terms.

       (E) INSOLVENCY: No steps have been taken, and no proceedings started or threatened, for the winding-up, or for the appointment of a receiver, administrator, liquidator or other officer, of the Guarantor or a Subsidiary (as defined in the Companies Act 1985) or any of its assets. No analogous event has occurred in any jurisdiction.

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                                        4

       (F) OTHER APPROVALS: No consent, permit, licence, approval, authorisation or registration of or with any governmental, judicial or other authority is required in connection with the execution, performance, validity or enforceability of this deed.

4.     DEMERGER

4.1 The parties acknowledge that a statutory demerger (juridische splising) of the Guarantor (the "DEMERGER") is contemplated pursuant to which the rights and obligations of the Guarantor shall be transferred by operation of law to Banita I S.A.

4.2 The Beneficiary hereby consents to the Dermerger and agrees in advance to the substitution, effective upon the effectiveness of the Demerger, of Banita I S.A. for the Guarantor as the guarantor hereunder and to the assignment and transfer of all of the Guarantor's rights and obligations under this deed to Banita I S.A. provided that Luxembourg counsels to Banita 1 SA provide a legal opinion to the Beneficiary in form and substance satisfactory to the Beneficiary confirming that the guarantee to be granted by Banita 1 S.A. is binding and enforceable upon Banita 1 SA to the same extent this guarantee is binding and enforceable against the current Guarantor. Furthermore Banita 1 SA, Banita 2 SA, Banita 3 SA and the Guarantor undertake to execute such further documents and to take such other steps as may be necessary to insure that Bonita 1 SA obligations under this guarantee to be given by Banita 1 SA are legal and valid upon Bonita 1 SA. Provided that the Beneficiary has obtained a valid and binding guarantee from Banita 1 S.A. in respect of the Guaranteed Obligations; the Beneficiary agrees that it will not institute any proceedings in the Luxembourg courts or elsewhere in opposition to the demerger or seeking to nullify the demerger and that it will not institute any proceedings in the Luxembourg courts to obtain additional guarantees as a consequence of the demerger on the basis of article 297 of the 1915 law.

5.     PRESERVATION OF BENEFICIARY'S RIGHTS

5.1 PRESERVATION OF SECURITY AND RIGHTS: This deed is in addition to any other right or security held by the Beneficiary at any time and shall not merge with or prejudice or be prejudiced by any such right or security or any other contractual or legal rights of the Beneficiary.

5.2 RELEASE CONDITIONAL Any release, settlement, discharge or arrangement relating to the Guarantor's liability under this deed shall be conditional upon no payment, assurance or security received by the Beneficiary in respect of the Guaranteed Obligations being avoided or reduced under any law relating to insolvency, and the Beneficiary may after any such avoidance or reduction exercise all or any of its rights under this deed and/or any other rights which it would have been entitled to exercise but for such release, settlement, discharge or arrangement.

5.3 RESTRICTIONS ON GUARANTOR'S RIGHTS Until all claims of the Beneficiary in respect of the Guaranteed Obligations have been discharged in full the Guarantor shall not hold any security from Tewina without receiving the Beneficiary's prior written consent.

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                                        5

5.4 OTHER PAYMENT SOURCES The Beneficiary may obtain payment of the Guaranteed Obligations from any source in any order without releasing or reducing the liability of the Guarantor and may enforce this deed before or after resorting to any such other means of payment.

6.     PAYMENTS

6.1 DEDUCTIONS All payments by the Guarantor shall be made (1) in immediately available funds to the credit of such account as the Beneficiary may designate and (2) in full without any set-off, counterclaim or (except as required by law) Tax or other deduction. If any such deduction is so required, the Guarantor shall simultaneously pay to the Beneficiary such amount as is necessary to ensure that the Beneficiary receives a net sum equal to what it would have received had no deduction been made.

6.2 SET OFF The Beneficiary shall be entitled at any time or times without notice (both before and after demand) to set off any liability of the Guarantor to the Beneficiary against any liability of the Beneficiary to the Guarantor (in either case whether actual or contingent, present or future and irrespective of the branch or office, currency or place of payment) and may for such purpose convert or exchange any currency.

6.3 APPROPRIATION The Beneficiary may (1) apply any payments received in respect of the Guaranteed Obligations in or towards discharge of such part of all or any of them as it thinks and (2) place any money received under this deed to the credit of a securities realised account for so long as it thinks fit without any obligation in the meantime to apply such money in or towards discharge of any of the Guaranteed Obligations.

6.4 CURRENCY INDEMNITY If the Beneficiary at any time receives a payment (including by set-off) in the wrong currency and the amount of the right currency which it is able to buy (after deduction of any relevant costs) with the amount received falls short of the amount payable in the right currency, the Guarantor as a separate and independent obligation shall on demand from time to time indemnify the Beneficiary against such shortfall and pay Interest on such shortfall from the date of such receipt until such shortfall is paid."

7.     NOTICES

7.1 Any notice or other communication in respect of this Agreement may be given in any manner set forth below to the address or number or in accordance with the email details provided below and will be deemed effective as indicated:

       (A) if in writing and delivered in person or by courier, on the date it is delivered;

       (B) if sent by facsimile transmission, on the date that transmission is received by a responsible employee of the recipient in legible form (it being agreed that the burden of proving receipt will be on the sender and will not be met by a transmission report generated by the sender's facsimile machine);

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                                        6

       (C) if sent by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested), on the date that mail is delivered or its delivery is attempted; or

       (D)    if sent by email, on the date that email is received,

       unless the date of that delivery (or attempted delivery) or that receipt, as applicable, is not a Business Day or that communication is delivered (or attempted) or received, as applicable, after the close of business on a Business Day, in which case that communication shall be deemed given and effective on the first following day that is a Business Day.

7.2 Either party may by notice to the other change the address or facsimile number or email details at which notices or other communications are to be given to it.

7.3 The parties' respective notice and communication details for the purposes of this Agreement are:

       Party and title of
       individual                    Address                 Facsimile no.      Email
       ------------------            -------                 -------------      -----
       Beneficiary                   Trief Corporation       (+352) 269255
                                     SA c/o                  3642
       Attn. M. Guy Kettmann         AMPG
                                     BP 5014 L - 1050
       Tel: (+352) 269255            Dommeldange
       3297                          Luxembourg

       Guarantor

       Att: TMF Management           Locatellikade 1         +31206730016       maria.plantz@tmf-group.com
       B.V., c/o M.C. van der        1076 AZ
       Sluijs Plantz                 Amsterdam
                                     The Netherlands

7.4 Any notice to the Guarantor shall be copied to each of the following at the details specified below (or at such other details as such person(s) may notify in writing to the Beneficiary from time to time):

       John MacBain                                          Testa, Hurwitz & Thibeault, LLP
       c/o Trader Classified Media                           125 High Street
       56 Route de Vandoeuvres                               Boston
       1253 Geneva                                           MA 02110
       Switzerland                                           USA

       Fax: +41 22 750 9909                                  Fax: +1 617 247 7100
                                                             Attention: F. George Davitt

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                                        7

       Baker and McKenzie
       Leidseplein 29
       PO Box 2720
       1000 CS Amsterdam
       The Netherlands

       Fax: +31 20 626 7949
       Attention: Tom Mitchell

       PROVIDED THAT failure to give any copy notice to any of the above persons shall not invalidate the notice properly served on the Guarantor.

7.5 Any notice to the Beneficiary shall be copied to each of the following at the details specified below (or at such other details as such person(s) may notify in writing to the Guarantor from time to time):


       Attn M. Arnaud Descleves
       Tel    : (+33) 4285 6357
       Fax    : (+33) 4285 6360

       PROVIDED THAT failure to give any copy notice to any of the above persons shall not invalidate the notice properly served on the Beneficiary.

8.     ASSIGNMENT

       Neither party may assign or purport to assign all or any part of the benefit of, or its rights or benefit under, this guarantee.

9.     MISCELLANEOUS

9.1 EXERCISE OF RIGHTS: If the Beneficiary does not exercise a right or power when it is able to do so this will not prevent it exercising that right or power. When it does exercise a right or power it may do so again in the same or a different manner. The Beneficiary's rights and remedies under this Guarantee are in addition to any other rights and remedies they may have. Those other rights and remedies are not affected by this Guarantee.

9.2    CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

       The parties to this agreement do not intend that any term of this agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this agreement.

9.3    INTEREST

       The Guarantor guarantees to pay interest on any amount demanded under this deed from the date of demand until payment to the Beneficiary. Interest will be payable at the rate or rates agreed between the Beneficiary and Tewina in respect of any corresponding Guaranteed

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                                        8

       Obligation or in the absence of agreement at the rate that is 2 per cent per annum above the base rate of The Royal Bank of Scotland plc from time to time. Interest payable by the Guarantor to the Beneficiary will accrue (both before and after judgment) on a daily basis and on the basis of a 365 day year and will be compounded (both before and after judgment) in each case according to the usual practice of the Beneficiary or, if there is no such practice, quarterly.

10.    COUNTERPARTS

       This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same agreement and shall become effective when each of the parties hereto shall by its duly authorised signatory have signed a counterpart copy hereof (whether the same or different copies).

11.    GOVERNING LAW

11.1 This Agreement shall be governed by and construed in accordance with the laws of England and Wales.

11.2 The parties irrevocably agree that the Courts of England are to have non-exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that accordingly any proceedings, suit or action ("PROCEEDINGS") arising out of or in connection with this Agreement may be brought in such courts. The parties irrevocably waive any objection to such Courts being nominated and agree not to claim that such Courts are not a convenient or appropriate forum. The submission to the non-exclusive jurisdiction of the English Courts shall not limit the rights of either party to take Proceedings against the other in any other court of competent jurisdiction, nor shall the taking of Proceedings in one jurisdiction preclude the taking of Proceedings in any other jurisdiction if and to the extent permitted by applicable law.

11.3 For the purposes of Clause 11.2, the Beneficiary appoints S J Berwin (Att. Bruce Gardner) of 222 Gray's Inn Road, London WC1X XF to act as its agent for service of process in connection with any Proceedings and undertakes promptly to notify the Guarantor if such person ceases to act as its agent for service of process and to provide details of its successor agent for service of process.

11.4 For the purposes of Clause 11.2, the Guarantor appoints Trusec Limited of 2 Lamb's Passage, London EC1Y 8BB to act as its agent for service of process in connection with any Proceedings and undertakes promptly to notify the Beneficiary if such person ceases to act as its agent for service of process and to provide details of its successor agent for service of process.

                               EXECUTION AS A DEED

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                                        9

       Executed as a deed by BANITA S.A.           ) /s/ Maggy Kohl
                                                   ) ---------------------------
       acting by                                   ) TMF Corporate Services S.A.
                                                   )
       who, in accordance with the laws of the     ) /s/ Hugo Neuman
       territory in which BANITA S.A. is           ) ---------------------------
       incorporated, is acting under the authority ) TMF Corporate Services S.A.
       of BANITA S.A.                              ) (Authorised signatory(ies))


       Executed as a deed by TRIEF                 )
       CORPORATION S.A
                                                   )  /s/ Yves Moutran
       acting by                                   ) ---------------------------
                                                   )
       who, in accordance with the laws of the     ) (Authorised signatory(ies))
       territory in which TRIEF CORPORATION        )
       S.A is incorporated, is acting under the    )
       authority of TRIEF CORPORATION S.A          )